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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Amendment No. 7 to the Registration Statement on Form S-1 of our report dated August 22, 2003, except as to the stock split described in Note 1, which is as of November 24, 2003, relating to the consolidated financial statements of Open Solutions Inc. and our report dated August 18, 2003 relating to the financial statements of Liberty FiTech Systems, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP


Hartford, Connecticut
November 24, 2003